                                    Registration No. 333-________

               SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C. 20549


                            FORM S-8
                     REGISTRATION STATEMENT
                             UNDER
                   THE SECURITIES ACT OF 1933



                   COCA-COLA ENTERPRISES INC.
     (Exact name of Registrant as specified in its charter)


          DELAWARE                              58-0503352
(State or other jurisdiction of               (IRS Employer
incorporation or organization)              Identification No.)


        2500 Windy Ridge Parkway, Atlanta, Georgia 30339
  (Address of principal executive offices, including Zip Code)



                  CCE - NL Aandelen Spaarplan
                    (Full title of the Plan)


                      Lowry F. Kline, Esq.
          Executive Vice President and General Counsel
                   Coca-Cola Enterprises Inc.
                    2500 Windy Ridge Parkway
                       Atlanta, GA 30339
            (Name and address of agent for service)

                         (770) 989-3000
 (Telephone number, including area code, of agent for service)


                CALCULATION OF REGISTRATION FEE
-----------------------------------------------------------------------
                                 Proposed     Proposed
                                 maximum      maximum
 Title of                        offering    aggregate      Amount of
securities to    Amount to be    price per    offering     registration
be registered   be registered     share       price            fee
-----------------------------------------------------------------------

Coca-Cola         200,000        $34.75(1)   $6,950,000(1)    $1,933(1)
Enterprises       shares
Inc. Common
Stock,
$1.00 par
value

     (1) Determined in accordance with Rule 457(c) under the Securities Act of 1933, based on the average of the high and low prices reported on the New York Stock
          Exchange on May 3, 1999.
PAGE

       INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.

          The following documents filed by the Registrant with the Commission are incorporated herein by reference:

          (a) the Registrant's Annual Report on Form 10-K filed pursuant to Section 13 of the Securities Exchange Act of 1934 for its fiscal year ended December 31, 1998;

          (b) all other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since December 31, 1998;

          (c) the description of the Registrant's common stock to be offered hereby which is contained in the registration statement filed under Section 12 of the Securities Exchange Act of 1934 (File Number 01-09300), including any amendments or reports filed for the purpose of updating such description.

          All documents filed by the Registrant or the Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 after the date of filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated hereby by reference and to be a part hereof from the date of filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES.

          Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

          Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

          Article Sixth of the Registrant's Restated Certificate of Incorporation provides for the elimination of personal liability of directors of the Registrant for monetary damages for breaches of certain of their fiduciary duties to the full extent permitted by Section 102(b)(7) of the General Corporation Law of Delaware (the "GCL"). Section 102(b)(7) of the GCL enables a corporation in its certificate of incorporation to eliminate or limit the personal liability of members of its board of directors to the corporation or its shareholders for monetary damages for violations of a director's fiduciary duty of care. Such a provision has no effect on the availability of equitable remedies, such as an injunction or rescission, for breach of fiduciary duty. In addition, no such provision may eliminate or limit the liability of a director for breaching his duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating the law, paying an unlawful dividend or approving an illegal stock repurchase in violation of the statute, or obtaining an improper personal benefit.

          Article Eleventh of the Registrant's Restated Certificate of Incorporation provides for indemnification of directors, officers and employees to the extent permitted by the GCL. Section 145 of the GCL authorizes indemnification of directors, officers, employees and agents from and against expenses (including attorney's fees), judgments, fines and amounts paid in settlement reasonably incurred by them in connection with any civil, criminal, administrative or investigative claim or proceeding (including civil actions brought as derivative actions by or in the right of the corporation but only to the extent of expenses reasonably incurred in defending or settling such action) in which they may become involved by reason of being a director, officer, employee or agent of the corporation. The section permits indemnification if the individual acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the corporation and, in addition, in criminal actions, if he had no reasonable cause to believe his conduct to be unlawful. If, in an action brought by or in the right of the corporation, the individual is adjudged to be liable to the corporation, he may be indemnified for expenses only to the extent that the court finds to be proper. Present or former directors or officers who are successful in defense of any claim against them are entitled to indemnification as of right against expenses reasonably incurred in connection therewith. Otherwise, with respect to current directors or officers, indemnification shall be made (unless otherwise ordered by a court) only if a majority of the disinterested directors, a committee of disinterested directors, independent legal counsel or the stockholders determine that the applicable standard of conduct has been met. Section 145 authorizes such indemnity for persons who, at the request of the corporation, act as directors, officers, employees or agents of other corporations, partnerships or other enterprises.

          The Registrant maintains directors and officers liability insurance which insures against liabilities that directors or officers of the Registrant may incur in such capacities.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMS.

          Not applicable.

ITEM 8.  EXHIBITS.

     4.1  Restated Certificate of Incorporation of Coca-Cola
Enterprises, as amended on April 21, 1997, incorporated by reference to Exhibit 3 to the Company's Current Report on Form 8-K (Date of Report July 22, 1997).

     4.2 Bylaws of Coca-Cola Enterprises, as amended through April 23, 1999, incorporated by reference to Exhibit 4.2 to the Company's Registration Statement on Form S-8 No. 333-77801.

     5.1  Opinion of Lowry F. Kline, Esq.

     23.1 Consent of Ernst & Young LLP.

     23.2 Consent of Lowry  F. Kline, Esq., included in Exhibit 5.

     24.1 Powers of Attorney.

     24.2 Resolutions of Board of Directors.

ITEM 9.  UNDERTAKINGS.

          A.   Rule 415 Offering.

               The undersigned Registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                    (i)  to include any prospectus required by
     section 10(a)(3) of the Securities Act of 1933;

                   (ii)  to reflect in the prospectus any facts
     or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in such information in the registration statement;

provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          B.   Filings Incorporating Subsequent Exchange Act
Documents by Reference.

               The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          C.   Filing of Registration Statement on Form S-8.

               Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                           SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on the 28th day of April, 1999.

COCA-COLA ENTERPRISES INC.
   (Registrant)

By:  S/ HENRY A. SCHIMBERG  *
     ----------------------------
     Henry A. Schimberg
     President and Chief Executive Officer


Pursuant to the requirements of the Securities Act of 1933, this report has been signed by the following persons in the capacities and on the dates indicated.



HENRY A SCHIMBERG*    President and Chief  April 28, 1999
-------------------   Executive Officer
(Henry A. Schimberg)  and a Director
                      (principal executive
                      officer)

PATRICK J. MANNELLY*  Vice President and   April 28, 1999
--------------------  Chief Financial
(Patrick J. Mannelly) Officer (principal
                      financial officer)

MICHAEL P. COGHLAN*   Vice President and   April 28, 1999
--------------------  Controller
(Michael P. Coghlan)  (principal accounting
                       officer)

HOWARD G. BUFFETT*     Director             April 28, 1999
--------------------
(Howard G. Buffett)

 JAMES E. CHESTNUT*    Director             April 28, 1999
--------------------
 (James E. Chestnut)

JOHN L. CLENDENIN*    Director             April 28, 1999
--------------------
(John L. Clendenin)

JOHNNETTA B. COLE*    Director             April 28, 1999
--------------------
(Johnnetta B. Cole)

J. TREVOR EYTON*      Director             April 28, 1999
--------------------
(J. Trevor Eyton)

JOSEPH R. GLADDEN,    Director             April 28, 1999
JR.*
---------------------
(Joseph R. Gladden,
Jr.)

CLAUS M. HALLE*       Director             April 28, 1999
--------------------
(Claus M. Halle)

L. PHILLIP HUMANN*    Director             April 28, 1999
--------------------
(L. Phillip Humann)

JOHN E. JACOB*        Director             April 28, 1999
--------------------
(John E. Jacob)

ROBERT A. KELLER*     Director             April 28, 1999
--------------------
(Robert A. Keller)

JEAN-CLAUDE KILLY*    Director             April 28, 1999
---------------------
(Jean-Claude Killy)

S.L. PROBASCO, JR.*   Director             April 28, 1999
---------------------
(S.L. Probasco, Jr.)



*By: s/LOWRY F. KLINE
     --------------------
     Lowry F. Kline
     Attorney-in-Fact


                        INDEX TO EXHIBITS


Exhibit Number

     4.1       Restated Certificate of Incorporation of Coca-Cola
               Enterprises, as amended on April 21, 1997, incorporated by reference to Exhibit 3 to the Company's Current Report on Form 8-K (Date of
               Report July 22, 1997).

     4.2 Bylaws of Coca-Cola Enterprises, as amended through April 23, 1999, incorporated by reference to Exhibit 4.2 to the Company's Registration
               Statement on Form S-8 No. 333-77801.

     5.1       Opinion of Lowry F. Kline, Esq.

     23.1      Consent of Ernst & Young LLP.

     23.2      Consent of Lowry  F. Kline, Esq., included in
               Exhibit 5.

     24.1      Powers of Attorney.

     24.2      Resolutions of Board of Directors.